FILED PURSUANT TO RULE 433

File No. 333-255302

CITIGROUP INC.

$3,000,000,000

3.057% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2033

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	A3 / BBB+ / A (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Trade Date:	January 18, 2022

Settlement Date:	January 25, 2022 (T+5 days)

Maturity:	January 25, 2033

Par Amount:	$3,000,000,000

Treasury Benchmark:	1.877%

Treasury Price:	$95-16+

Treasury Yield:	1.375% November 15, 2031

Re-offer Spread to Benchmark:	T10+118 bp

Re-offer Yield:	3.057%

Fixed Rate Coupon & Payment Dates:

3.057%, payable semiannually in arrears on each January 25 and July 25 from, and including, the Settlement Date to, but excluding, January 25, 2032 (the “fixed rate period”).

Following business day convention during the fixed rate period. Business days during fixed rate period New York.

Floating Rate Coupon & Payment Dates:

From, and including, January 25, 2032 (the “floating rate period”), an annual floating rate equal to SOFR (as defined in the Issuer’s base prospectus dated May 11, 2021 (the “Prospectus”) and compounding daily over each interest period as described in the Prospectus) plus 1.351%, payable quarterly in arrears, on the second business day following each interest period end date, beginning on April 27, 2032 and ending at Maturity or any earlier redemption date. An “interest period end date” means the 25th of each January, April, July and October, beginning on April 25, 2032 and ending at Maturity or any earlier redemption date.

Modified following business day convention during the floating rate period. Business days during floating rate period New York and U.S. Government Securities Business (as defined in the Prospectus).

Public Offering Price:	100.000%

Net Proceeds to Citigroup:	$2,987,250,000 (before expenses)

Day Count:	30/360 during the fixed rate period, Actual/360 during the floating rate period

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

Redemption at Issuer Option:

We may redeem the notes, at our option, in whole at any time or in part from time to time, on or after July 25, 2022 (or if additional notes are issued after January 25, 2022, beginning six months after the issue date of such additional notes) and prior to January 25, 2032 at a redemption price equal to the sum of (i) 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption; and (ii) the Make-Whole Amount (as defined in the Prospectus), if any, with respect to such notes. The Reinvestment Rate (as defined in the Prospectus) will equal the Treasury Yield defined therein calculated to January 25, 2032, plus 0.200%.

We may redeem the notes, at our option, (i) in whole, but not in part, on January 25, 2032, or (ii) in whole at any time or in part from time to time, on or after December 25, 2032 at a redemption price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption. SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

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CITIGROUP INC.

$3,000,000,000

3.057% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2033

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to a redemption date and Maturity.

Redemption for Tax Purposes:

We may redeem the notes, at our option, in whole at any time, but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.

SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

Sinking Fund:	Not applicable

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	17327C AQ6

ISIN:	US17327CAQ69

Sole Book Manager:	Citigroup Global Markets Inc.

Senior Co-Managers:

Academy Securities, Inc.

ANZ Securities, Inc.

Bank of China Limited, London Branch

Barclays Capital Inc.

BBVA Securities Inc.

BMO Capital Markets Corp.

Capital One Securities, Inc.

Deutsche Bank Securities Inc.

Drexel Hamilton, LLC

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

Intesa Sanpaolo S.p.A.

Lloyds Securities Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

National Bank of Canada Financial Inc.

Natixis Securities Americas LLC

Nordea Bank Abp

PNC Capital Markets LLC

RBC Capital Markets, LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

TD Securities (USA) LLC

UBS Securities LLC

UniCredit Capital Markets LLC

Westpac Capital Markets LLC

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CITIGROUP INC.

$3,000,000,000

3.057% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2033

Junior Co-Managers:

ABN AMRO Securities (USA) LLC

Banco de Sabadell, S.A.

BNY Mellon Capital Markets, LLC

C.L. King & Associates, Inc.

Cabrera Capital Markets LLC

CIBC World Markets Corp.

Commerz Markets LLC

Commonwealth Bank of Australia

Credit Suisse Securities (USA) LLC

Desjardins Securities Inc.

DZ Financial Markets LLC

ING Financial Markets LLC

MFR Securities, Inc.

nabSecurities, LLC

NatWest Markets Securities Inc.

Nomura Securities International, Inc.

Penserra Securities LLC

Rabo Securities USA, Inc.

Roberts & Ryan Investments, Inc.

SG Americas Securities, LLC

Siebert Williams Shank & Co., LLC

Skandinaviska Enskilda Banken AB (publ)

U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-255302. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.